(©)) JLL s E E A B R I G H T E R w A y June 27, 2023 Greg O'Brien 1127 Langley Lane Mclean, VA 22101 United States of America Dear Greg, This letter documents the terms of your appointment to Executive Chairman, Americas Markets Advisory with Jones Lang LaSalle, Inc. ("JLL") effective July 1, 2023 (the "Effective Date"). Base Salary In this role, your annualized base salary will remain at $500,000 paid every other Friday less applicable payroll deductions. Your level will be Leadership 3. Target Bonus Your annual target bonus for this role is $1,000,000. Bonus payout levels will vary from year to year. We determine bonuses based on various factors, including (i) your performance against the specific goals you will develop with your manager, (ii) the performance of your business unit and (iii) the overall performance of the Firm. Your 2023 bonus will be based on the time in each job during the calendar year. Your GEB AIP target will be pro-rated at 50% for 2023 ($1,028,400) and your AIP target for your new role will be pro rated at 50% for 2023 ($500,000) each subject to all other terms and conditions of eligibility. You must be employed on the date bonuses are paid to receive a bonus payment. If you leave the Firm for any reason before the payment date, you will not receive a bonus. Long Term Incentive You will be eligible to participate in the Senior Leader L TIP. The award will have an annual grant date value of $1,000,000 USD. The exact number of awards granted will be determined using a trailing 20-day average stock prior to the date of grant. The grant will be made in the next annual award cycle following your Effective Date, provided you remain employed on the grant date, in either Performance Stock Units ('PSUs') and/or Restricted Stock Units ('RSUs'). PSUs are subject to JLL's firm-wide performance metrics as determined by the Jones Lang LaSalle Board of Directors and will vary the number of Units you receive up or down based on performance against set targets. Awards are subject to approval by the Jones Lang LaSalle Board of Directors. All terms of this award will be governed by the Amended and Restated Jones Lang LaSalle 2019 Stock Award and Incentive Plan and your grant agreement. Exhibit 10.2